50111

                          MONEY MARKET VARIABLE ACCOUNT

                                    ITEM 77D

The Money Market Variable Account added disclosure regarding restricted securities as described in the Supplement dated November 1, 2000 to the Current Prospectus dated May 1, 2000, as filed with the Securities and Exchange
Commission on November 2, 2000. Such description is hereby incorporated by reference.